UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2019

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Explanatory Note

Simmons First National Corporation is filing this Amendment No. 1 (“Amendment”) to its Current Report on Form 8-K filed on February 19, 2019 (“Original Report”) solely for the purpose of correcting the numbering of certain sections of Exhibit 3.1 that was included under Item 9.01(d) of the Original Report. This Amendment does not make any other changes to the Original Report or modify or update any of the information contained therein in any way other than as described in this Explanatory Note.

Item 3.03 Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 12, 2019, Simmons First National Corporation (“Corporation”) filed its Amended and Restated Articles of Incorporation (“Amended Articles”) with the Arkansas Secretary of State. The Amended Articles classify and designate the following three series of preferred stock out of the Corporation’s authorized preferred stock: Series A Preferred Stock, Par Value $0.01 Per Share (having 40,000 authorized shares) (“Series A Preferred Stock”); Series B Preferred Stock, Par Value $0.01 Per Share (having 2,000.02 authorized shares) (“Series B Preferred Stock”); and 7% Perpetual Convertible Preferred Stock, Par Value $0.01 Per Share, Series C (having 140 authorized shares) (“Series C Preferred Stock”). The Amended Articles were effective as of February 12, 2019.

The Series A Preferred Stock has a liquidation preference of $1,000 per share and is not convertible into Corporation common stock or any other security. Holders are entitled to receive cumulative dividends each February 15, May 15, August 15, and November 15. The dividend rate is 9% per annum. The Series A Preferred Stock may be redeemed at any time at the election of Simmons (and with the approval of the Federal Reserve Board of Governors) at a redemption price of 100% of the liquidation preference, plus accrued but unpaid dividends to the date of redemption. The Series A Preferred Stock ranks senior to the common stock of the Corporation with respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution, or winding of the Corporation.

The Series B Preferred Stock has a liquidation preference of $1,000 per share and is not convertible into Corporation common stock or any other security. Holders are entitled to receive cumulative dividends each February 15, May 15, August 15, and November 15. The dividend rate is 9% per annum. The Series B Preferred Stock may be redeemed at any time at the election of Simmons (and with the approval of the Federal Reserve Board of Governors) at a redemption price of 100% of the liquidation preference, plus accrued but unpaid dividends to the date of redemption. Redemption of the Series B Preferred Stock is also subject to completion of the redemption of the Series A Preferred Stock. The Series B Preferred Stock ranks senior to the common stock of the Corporation with respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution, or winding of the Corporation.

The Series C Preferred Stock has a liquidation preference of $1,000 per share and is convertible into Corporation common stock in accordance with the terms contained in the Amended Articles. Holders are entitled to receive cumulative dividends each February 15, May 15, August 15, and November 15. The dividend rate is 7% per annum. The Series C Preferred Stock may be redeemed at any time after December 15, 2019, at the election of Simmons (and with the approval of the Federal Reserve Board of Governors) at a redemption price of 100% of the liquidation preference, plus accrued but unpaid dividends to the date of redemption. The Series C Preferred Stock ranks senior to the common stock of the Corporation with respect to the payment of dividends and rights upon the voluntary or involuntary liquidation, dissolution, or winding of the Corporation.

The foregoing descriptions of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock are qualified in their entirety by reference to the Amended Articles, which are filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Amended and Restated Articles of Incorporation of Simmons First National Corporation, as amended on February 12, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

/s/ Robert A. Fehlman
Date: April 11, 2019	Robert A. Fehlman, Senior Executive Vice President,
Chief Financial Officer and Treasurer